                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                                Date of Report
                               October  22, 1997

                                 FISERV, INC.
            (Exact name of registrant as specified in its charter)

                                   Wisconsin
                (State or other jurisdiction of incorporation)

                0-14948                                39-1506125
        (Commission File Number)           (IRS Employer Identification No.)

             255 Fiserv Drive                             53045
          Brookfield, Wisconsin                         (Zip code)
(Address of principal executive offices)


              Registrant's telephone number, including area code
                                (414) 879-5000

Item 2.  Acquisition or Disposition of Assets.

On September 30, 1997 the Company announced an agreement to acquire all of the outstanding shares of Hanifen, Imhoff Holdings, Inc. for $97.2 million in cash and stock in a transaction to be accounted for as a purchase.

Item 7.  Financial Statements and Exhibits.

(a) The following financial statements of Fiserv, Inc., with their notes, have been restated to include, on a pooling of interests basis, the financial position and results of operations of BHC Financial, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996.

      Consolidated Statements of Operations
      Consolidated Statements of Financial Position
      Consolidated Statements of Changes in Shareholders' Equity
      Consolidated Statements of Cash Flows

(c) Exhibits.

(1) Agreement and Plan of Merger among Fiserv, Inc., Fiserv Clearing, Inc. and Hanifen, Imhoff Holdings, Inc. dated as of September 30, 1997.

(2) News release by Fiserv, Inc., dated September 30, 1997, announcing an agreement to acquire Hanifen, Imhoff Holdings, Inc. for cash and stock.

(23.1) Independent Auditors Report

(23.2) Independent Auditors Consent

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FISERV, INC.


                                      By: /s/ EDWARD P. ALBERTS
                                          ----------------------
                                      EDWARD P. ALBERTS
                                      Senior Vice President - Finance
Date: October 22, 1997

FISERV, INC. and Subsidiaries Consolidated Statements of Operations


Year ended December 31,                          1996       1995       1994
                                            (In thousands, except per share data)

Revenues                                        $879,449   $769,104   $635,297
                                                ==============================

Cost of revenues:
Salaries, commissions and payroll
  related costs                                  394,932    351,180    298,997
Data processing expenses, rentals and
  telecommunication costs                         97,721    100,908     86,953
Other operating expenses                         164,003    141,100    123,086
Depreciation and amortization of
  property and equipment                          44,120     40,486     33,751
Purchased incomplete software
  technology                                                172,970
Amortization of intangible assets                 21,391     26,166     11,060
Amortization (capitalization) of internally
  generated computer software-net                  3,732     (6,382)    (9,599)
                                                ------------------------------
                Total                            725,899    826,428    544,248
                                                ------------------------------
Operating income (loss)                          153,550    (57,324)    91,049
Interest expense - net                            19,088     18,822      6,951
                                                ------------------------------
Income (loss) before income taxes                134,462    (76,146)    84,098
Income tax provision (credit)                     54,754    (30,220)    33,067
                                                ------------------------------
Net income (loss)                                $79,708   $(45,926)   $51,031
                                                ==============================
Net income (loss) per common and
  common equivalent share                          $1.53     $(0.91)     $1.08
                                                ==============================
Shares used in computing net
  income per share                                52,046     50,298     47,364
                                                ==============================

See notes to consolidated financial statements.

FISERV, INC. and Subsidiaries Consolidated Balance Sheets


December 31,                                  1996                   1995
Assets                                               (In thousands)
Cash and cash equivalents                    $101,282               $76,556
Accounts receivable                           160,747               154,628
Securities processing receivables             729,354               580,025
Prepaid expenses and other assets              64,410                72,022
Due on sale of securities                                            97,446
Trust account investments                     970,553               834,286
Other investments                              72,952                69,562
Deferred income taxes                          34,144                40,531
Property and equipment-Net                    148,413               153,057
Internally generated computer software-Net     70,487                73,863
Identifiable intangible assets relating
 to acquisitions-Net                           54,548                62,069
Goodwill-Net                                  292,089               300,552
                                           ----------            ----------
                   Total                   $2,698,979            $2,514,597
                                           ==========            ==========
Liabilities and shareholders' equity

Accounts payable                              $43,486               $43,948
Securities processing payables                636,215               490,546
Short-term borrowings                          33,200                41,900
Accrued expenses                               80,866                75,440
Accrued income taxes                            9,808                 6,538
Deferred revenues                              46,089                40,754
Trust account deposits                        970,553               917,189
Long-term debt                                272,864               383,416
                                           ----------            ----------
Total liabilities                           2,093,081             1,999,731
Commitments and contingencies
Shareholders' equity:
Common stock outstanding, 51,032,000 and
 50,571,000 shares, respectively                  510                   506
Additional paid-in capital                    352,916               345,448
Unrealized gain on investments                 18,621                15,268
Accumulated earnings                          233,851               153,644
                                           ----------            ----------
Total shareholders' equity                    605,898               514,866
                                           ----------            ----------
                   Total                   $2,698,979            $2,514,597
                                           ==========            ==========

See notes to consolidated financial statements.

FISERV, INC. and Subsidiaries Consolidated Statements of Changes in
Shareholders' Equity

Year ended December 31,                               1996          1995         1994
                                                               (In thousands)
Shares issued-150,000,000 authorized:
  Balance at beginning of year                          50,571        45,722      39,661
  Shares issued in pooling of BHC Financial, Inc.                                  5,684
  Shares issued under stock plans--net                     327           274         239
  Shares issued for acquired companies                     134         4,575         138
                                                   -------------------------------------
  Balance at end of year                                51,032        50,571      45,722
                                                   =====================================

Common stock--par value $.01 per share:
  Balance at beginning of year                            $506          $457        $397
  Shares issued in pooling of BHC Financial, Inc.                                     57
  Shares issued under stock plans--net                       3             3           2
  Shares issued for acquired companies                       1            46           1
                                                   -------------------------------------
  Balance at end of year                                   510           506         457
                                                   -------------------------------------
Capital in excess of par value:
  Balance at beginning of year                         345,448       214,396     181,223
  Acquired in pooling of BHC Financial, Inc.                                      29,648
  Shares issued under stock plans--net                   4,893           670       2,660
  Income tax reduction arising from the
    exercise of employee stock options                   2,000         2,400         800
  Shares issued for acquired companies                     575       127,982          65
                                                   -------------------------------------
  Balance at end of year                               352,916       345,448     214,396
                                                   -------------------------------------
Unrealized gain on investments                          18,621        15,268      11,054
                                                   -------------------------------------
Accumulated earnings:
  Balance at beginning of year                         153,644       199,482     122,023
  Acquired in pooling of BHC Financial, Inc.                                      26,338
  Net income (loss)                                     79,708       (45,926)     51,031
  Foreign currency translation adjustment                  499            88          90
                                                   -------------------------------------
  Balance at end of year                               233,851       153,644     199,482
                                                   -------------------------------------
Total shareholders' equity                            $605,898      $514,866    $425,389
                                                   =====================================

See notes to consolidated financial statements.


FISERV, INC. and Subsidiaries Consolidated Statements of Cash Flows

Year ended December 31,                                1996         1995        1994
                                                               (In thousands)
Cash flows from operating activities:
Net income (loss)                                      $79,708      $(45,926)   $51,031
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 Deferred income taxes                                   2,225       (59,085)    11,912
 Depreciation and amortization of
  property and equipment                                44,120        40,486     33,751
 Amortization of intangible assets                      21,391        26,166     11,060
 Charge for incomplete software technology                           172,970
 Amortization (capitalization) of internally
  generated computer software - net                      3,732        (6,382)    (9,599)
                                                    ------------------------------------
                                                       151,176       128,229     98,155
 Cash provided (used) by changes in assets
  and liabilities, net of effects from
  acquisitions of businesses:
  Accounts receivable                                   (4,881)      (10,014)   (12,194)
  Prepaid expenses and other assets                      8,252       (26,616)    (3,988)
  Accounts payable and accrued expenses                  8,034           399     (7,061)
  Deferred revenues                                      5,232         9,283       (123)
  Accrued income taxes                                   5,961         5,756      1,855
  Securities processing receivables and payables--net   (3,660)       29,935    (39,954)
                                                    ------------------------------------
Cash provided by operating activities                  170,114       136,972     36,690
                                                    ------------------------------------

Cash flows from investing activities:
 Capital expenditures                                  (39,450)      (46,322)   (55,722)
 Payment for acquisition of businesses,
  net of cash acquired                                  (8,025)     (261,417)   (20,545)
 Investments                                          (133,979)      225,728   (204,965)
 Due on sale of investments                             97,446       (97,446)
                                                    ------------------------------------
Net cash used by investing activities                  (84,008)     (179,457)  (281,232)
                                                    ------------------------------------
Cash flows from financing activities:
 (Repayment) proceeds of short-term obligations--net    (8,700)      (50,600)    38,520
 Proceeds from borrowings on long-term obligations       6,000       252,977     39,165
 Repayment of long-term obligations                   (116,940)      (21,733)   (14,344)
 Issuance of common stock                                4,896           638      1,918
 Trust account deposits                                 53,364      (118,028)   174,567
                                                    ------------------------------------
Net cash (used) provided by financing activities       (61,380)       63,254    239,826
                                                    ------------------------------------
Change in cash and cash equivalents                     24,726        20,769     (4,716)
Beginning balance                                       76,556        55,787     60,503
                                                    ------------------------------------
Ending balance                                        $101,282       $76,556    $55,787
                                                    ====================================

See notes to consolidated financial statements.

Fiserv, Inc. and Subsidiaries Notes to consolidated financial statements for the years ended December 31, 1996, 1995 and 1994

1. Summary of significant accounting policies

Restatement of financial statements

The accompanying financial statements have been restated for the acquisition of BHC Financial, Inc. (BHC) which occurred on May 30, 1997. The transaction was accounted for as a pooling of interests and accordingly, the accompanying financial statements were restated to include the accounts of BHC for all periods presented. (See Note 2)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash and investments with original maturities of 90 days or less.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets at December 31, 1996 and 1995 include $12,013,000 and $17,817,000, respectively, relating to long-term contracts, the profit from which is being recognized ratably over the periods to be benefited.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values

The carrying amounts of cash and cash equivalents, accounts receivable and payable, securities processing receivables and payables, short and long-term borrowings approximated fair value as of December 31, 1996 and 1995.

Securities Processing Receivables and Payables

The Company's security processing subsidiaries had receivables from and payables to brokers or dealers and clearing organizations relating to the following at December 31, 1996 and 1995 (in thousands):

Receivables:                                                 1996         1995
                                                           ---------------------
Securities failed to deliver                                $10,679       $4,076
Securities borrowed                                         207,173      108,897
Securities purchased under agreements to resell               4,850       81,286
Receivable from customers                                   493,635      377,535
Other                                                        13,017        8,231
                                                           ---------------------
                                                           $729,354     $580,025
                                                           =====================

Payables:                                                    1996         1995
                                                           ---------------------
Securities failed to receive                                 $5,923       $5,944
Securities loaned                                           219,530      103,188
Securities sold under agreements to resell                    4,876       81,273
Payable to customers                                        366,421      270,761
Other                                                        39,465       29,380
                                                           ---------------------
                                                           $636,215     $490,546
                                                           =====================

Securities borrowed and loaned represent deposits made to or received from other broker-dealers. Receivable from and payable to customers represent amounts due on cash and margin transactions.

Trust Account Deposits and Investment Securities

The Company's trust administration subsidiaries accept money market deposits from trust customers and invest the funds in securities. Such amounts due trust depositors represent the primary source of funds for the Company's investment securities and amounted to $970,553,000 and $917,189,000 in 1996 and 1995, respectively. The related investment securities, including amounts representing Company funds, comprised the following at December 31, 1996 and 1995:

                                                      Principal      Carrying         Market
                  1996                                 Amount         Value            Value
                                                                  (In thousands)
                                                      ----------------------------------------

U. S. Government and government
  agency obligations                                   $684,963         $695,955      $695,048
Corporate bonds                                          31,172           31,337        31,374
Repurchase agreements                                    41,888           41,888        41,888
Other fixed income obligations                          263,878          262,293       261,939
                                                      ----------------------------------------
Total                                                 1,021,901        1,031,473     1,030,249
                                                      ----------------------------------------
Less amounts representing Company funds:
  Included in cash and cash equivalents                                   41,888
  Included in other investments                                           19,032
                                                                       ---------
Trust account investments                                               $970,553
                                                                       =========

               1995
U. S. Government and government
  agency obligations                        $553,384      $558,893      $559,000
Corporate bonds                              119,100       118,891       118,716
Repurchase agreements                         96,671        96,671        96,671
Other fixed income obligations                59,877        59,831        59,831
                                            ------------------------------------
Total                                       $829,032       834,286      $834,218
                                            ====================================

Substantially all of the investments have contractual maturities of one year or less except for government agency obligations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years:

                                                                 December 31,
                                                            1996            1995
                                                               (In thousands)
                                                            --------------------
Data processing equipment                                   $167,974    $160,129
Purchased software                                            47,833      39,810
Buildings and leasehold improvements                          52,329      51,195
Furniture and equipment                                       49,526      38,940
                                                            --------------------
                                                             317,662     290,074
Less accumulated depreciation and amortization               169,249     137,017
                                                            --------------------
TOTAL                                                       $148,413    $153,057
                                                            ====================

Internally Generated Computer Software

Certain costs incurred to develop new software and enhance existing software are capitalized and amortized over the expected useful life of the product, generally five years. Activity during the three years ended December 31, 1996 was as follows:

                                                 1996        1995        1994
                                                          (In thousands)
                                                --------------------------------
Beginning balance                               $ 73,863     $67,820     $58,020
Capitalized costs                                 26,722      26,041      26,455
                                                --------------------------------
                                                 100,585      93,861      84,475
Amortization                                      30,098      19,998      16,655
                                                --------------------------------
Ending balance                                  $ 70,487     $73,863     $67,820
                                                ================================

During the fourth quarter of 1996, the Company recorded a charge of $5,443,000 relating to the accelerated amortization of software resulting from the planned consolidation of certain product lines. Routine maintenance of software products, design costs and development costs incurred prior to establishment of a product's technological feasibility are expensed as incurred.

Intangible Assets

Intangible assets relate to acquisitions and consist of the following at December 31:

                                                              1996        1995
                                                            --------------------
                                                               (In thousands)
Computer software acquired                                  $ 29,326    $ 30,949
Non-competition agreements                                     9,139      10,744
Contract rights and other                                     62,016      54,076
                                                            --------------------
TOTAL                                                        100,481      95,769
Less accumulated amortization                                 45,933      33,700
                                                            --------------------
TOTAL                                                       $ 54,548    $ 62,069
                                                            ====================
Goodwill                                                    $317,077    $318,410
Less accumulated amortization                                 24,988      17,858
                                                            --------------------
                                                            $292,089    $300,552
                                                            ====================

Except as noted below, the cost allocated to computer software acquired in corporate acquisitions is being amortized on a straight-line basis over its expected useful life (generally five years or less). In connection with certain acquisitions, the Company has entered into non-compete agreements with the sellers. The values assigned are being amortized on the straight-line method over the periods covered by the agreements (generally five years or less). Costs allocated to various customer data processing contracts at the dates of acquisition are being amortized on a straight-line basis over the remaining terms of the contracts (generally six years or less). The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired has been recorded as goodwill and is being amortized over 40 years. The Company periodically reviews goodwill and other long-lived assets to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. In connection with the acquisition in 1995 of Information Technology, Inc. (ITI) referred to in Note 2 below, the allocation of the purchase price to the various classes of assets was determined on the basis of an opinion expressed by a nationally recognized independent appraisal firm. Values determined for incomplete software have been expensed and values for completed software are being amortized utilizing accelerated methods.

Income Taxes

The consolidated financial statements are prepared on the accrual method of accounting. Deferred income taxes are provided for temporary differences between the Company's income for accounting and tax purposes.

Revenue Recognition

Revenues result primarily from the sale of data processing services to financial institutions, software sales, and administration of self-directed retirement plans. Such revenues are recognized as the related services are provided. Revenues include investment income of $70,794,000, $65,047,000, and $52,891,000, net of direct credits to customers accounts of $40,686,000, $43,191,000, and $35,135,000 in 1996, 1995 and 1994, respectively. Deferred revenues consist primarily of advance billings for services and are recognized as revenue when the services are provided.
Income per Share
Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods.

Supplemental Cash Flow Information
                                                                              1996           1995          1994
                                                                                       (In thousands)
                                                                              -----------------------------------
Interest paid                                                                 $22,942        $21,184       $8,871
Income taxes paid                                                              45,308         19,556       18,443
Liabilities assumed in acquisitions
 of businesses                                                                  1,596         49,279        3,416

2. Acquisitions and capital transactions
Acquisitions
On May 30, 1997, the Company acquired all of the outstanding common stock of BHC Financial, Inc. (BHC) in exchange for 5,683,769 shares of Common Stock of the Company. The transaction is being accounted for as a pooling of interests and accordingly, the accompanying financial statements include the accounts of BHC for all periods presented. Combined and separate results of the Company and BHC for the years ended December 31, 1996, 1995 and 1994 (in thousands of dollars) were as follows:

                                                                              Company          BHC         Combined
-------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996
Revenues                                                                      $798,268       $81,181       $879,449
Net Income                                                                      61,684        18,024         79,708

Year ended December 31, 1995
Revenues                                                                       703,380        65,724        769,104
Net Income (Loss)                                                              (59,863)       13,937        (45,926)

Year ended December 31, 1994
Revenues                                                                       579,839        55,458        635,297
Net Income                                                                      40,407        10,624         51,031

During 1996, 1995 and 1994 the Company completed the following acquisitions:

                                                         Month
Company                                                 Acquired           Type of Business                      Consideration
-------------------------------------------------------------------------------------------------------------------------------
1996:
UniFi, Inc.                                              Jan               Software and services                 Cash for stock
Bankers Pension Services, Inc.                           Nov               Retirement plan administrators        Stock for stock

1995:
Integrated Business Systems                              Jan               Forms                                 Cash for stock
BankLink, Inc.                                           Feb               Cash management                       Cash for stock
Information Technology, Inc.                             May               Financial processing systems          Cash and stock
                                                                                                                 for stock
Lincoln Holdings, Inc.                                   Aug               Retirement plan administrators        Stock for stock
SRS, Inc.                                                Sep               Data processing                       Cash for stock
Document Management Services                             Sep               Item processing                       Cash for assets
 Division of ALLTEL Financial Information
 Services, Inc.
Financial Information Trust                              Nov               Data processing                       Cash for stock
Outsource Technology L. C.                               Nov               Data processing                       Cash for stock
1994:00:00
National Embossing Company, Inc.                         Apr               Automated card services               Cash for stock
Boatmen's Information Systems                            May               Data processing                       Cash for assets
data processing business
Federal Home Loan Bank of Atlanta                        Aug               Item processing                       Cash for assets
item processing contracts
Cincinnati Bell Information Systems                      Nov               Image and document                    Cash for assets
banking business                                                           management services
RECOM Associates, Inc.                                   Dec               Network integration services          Stock for stock

Generally, the acquisitions were accounted for as purchases and, accordingly, the operations of the acquired companies are included in the consolidated financial statements since their respective dates of acquisition as set forth above. Certain of the acquisitions were accounted for as poolings of interests. However, except for the acquisitions of BHC and Lincoln Holdings, Inc. (LHI), prior year financial statements were not restated due to immateriality. Results of operations of BHC and LHI have been included with those of the Company for all periods presented. Certain of the acquisition agreements provide for additional cash payments contingent upon the attainment of specified revenue goals.

In connection with the acquisition of Bankers Pension Services, Inc. (BPS), the Company issued approximately 112,000 unregistered shares of its common stock. The Company relied upon the exemption provided in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D, based upon the number of shareholders of BPS and the aggregate value of the transaction. No underwriter was involved in the transaction and no commission was paid.

The acquisition of ITI was consummated for a consideration of approximately $377 million comprising approximately 4,574,000 shares of common stock of the Company and $249 million cash, including acquisition costs. Approximately 903,000 shares of common stock of the Company were issued in the acquisition of LHI. Net income of the Company for 1995 was determined after a pretax charge of $182.9 million relating to the write-off of incomplete software technology and accelerated amortization of completed software relating to the acquisition of ITI. Accordingly, net income was reduced in 1995 by $109.6 million, or $2.18 a share, relating to such charges.

Stock Option Plan
The Company's 1996 Stock Option Plan provides for the granting to its employees and directors of either incentive or non-qualified options to purchase shares of the Company's common stock for a price not less than 100% of the fair value of the shares at the date of grant. In general, 20% of the shares awarded under the Plan may be purchased annually and expire, generally, five to 10 years from the date of the award. Activity under the current and prior plans during 1994, 1995 and 1996 is summarized as follows:

                                                Shares
                                      --------------------------
                                                        Non-          Price
                                       Incentive     Qualified        Range
                                      -----------------------------------------
Outstanding, December 31, 1993          53,305        2,226,804     $1.63-20.17
Granted                                                 559,497     20.00-22.50
Forfeited                               (3,380)        (102,945)
Exercised                              (19,505)        (211,529)     1.63-18.50
                                      --------------------------
Outstanding, December 31, 1994          30,420        2,471,827      1.63-22.50
Granted                                                 440,434     21.50-27.50
Forfeited                                              (115,493)
Exercised                              (10,140)        (413,588)     1.63-21.81
                                      --------------------------
Outstanding, December 31, 1995          20,280        2,383,180      1.63-27.50
Granted                                                 617,354     26.50-36.75
Forfeited                                               (89,147)
Assumed from BHC                                        562,284      7.30-31.50
Exercised                              (18,590)        (309,977)     1.63-30.50
                                      --------------------------
Outstanding, December 31, 1996           1,690        3,163,694      5.77-36.75
                                      ==========================
Shares exercisable,
  December 31, 1996                      1,690        2,320,079
                                      ==========================

Options outstanding include 51,525 and 132,529 shares granted in 1995 and 1996 at $22.00 and $29.88 a share, respectively, under a stock purchase plan requiring exercise within 30 days after a two-year period beginning on the date of grant.
At December 31, 1996, options to purchase 4,597,000 shares were available for grant under the Plan. The Company has accounted for its stock-based compensation plans in accordance with the provisions of APB Opinion 25. Accordingly, the Company did not record any compensation expense in the accompanying financial statements for its stock-based compensation plans. Had compensation expense been recognized consistent with FASB Statement 123 ("Accounting for Stock-Based Compensation"), the Company's net income would have been reduced by approximately $981,000 and $301,000 in 1996 and 1995, respectively. The related impact on earnings per share was immaterial. The assumptions used to estimate compensation expense were: expected volatility of 39.8%, risk-free interest rate of 6.5% and expected option lives of five years.

3. Long-term debt

The Company has available a $225,000,000 unsecured line of credit and commercial paper facility with a group of banks, maturing in 2000, of which $141,669,000 was in use at December 31, 1996 at an average rate of 5.86%. The loan agreements covering the Company's long-term borrowings contain certain restrictive covenants including, among other things, the maintenance of minimum net worth and various operating ratios with which the Company was in compliance at December 31, 1996. A facility fee ranging from .1% to .2% per annum is required on the entire bank line regardless of usage. The facility is reduced to $210,000,000 and $150,000,000, respectively, on May 17, 1998 and 1999 and expires on May 17, 2000.

Long-term debt outstanding at the respective year-ends comprised the following:

                                                        December 31,
                                                  1996               1995
                                                       (In thousands)
                                                ---------------------------
9.45% senior notes payable, due 1997-2000       $ 17,143           $ 21,429
9.75% senior notes payable, due 1997-2001         12,500             15,000
8.00% senior notes payable, due 1999-2005         90,000             90,000
Bank notes and commercial paper                  151,859            254,932
Other obligations                                  1,362              2,055
                                                ---------------------------
TOTAL                                           $272,864           $383,416
                                                ===========================

Annual principal payments required under the terms of the long-term agreements were as follows at December 31, 1996


Year                     (In thousands)
---------------------------------------
1997                           $10,075
1998                             8,074
1999                            21,211
2000                           162,424
2001                            16,220
Thereafter                      54,860
                           -----------
TOTAL                         $272,864
                           ===========

Interest expense with respect to long-term debt amounted to $22,431,000, $22,006,000 and $9,228,000 in 1996, 1995 and 1994, respectively.

4. Income taxes

A reconciliation of recorded income tax expense with income tax computed at the statutory federal tax rates follows:

                                            1996         1995        1994
                                          --------------------------------
                                                    (In thousands)
Statutory federal tax rate                     35%           35%        35%
Tax computed at statutory rate            $47,062      $(26,651)   $29,434
State income taxes net of federal effect    5,093        (4,877)     2,861
Non-deductible amortization                 1,504         1,239      1,157
Other                                       1,095            69       (385)
                                          --------------------------------
TOTAL                                     $54,754      $(30,220)   $33,067
                                          ================================


The provision for income taxes consisted of the following:

                                            1996         1995          1994
                                          ----------------------------------
                                                    (In thousands)
Currently payable                         $50,068       $26,551      $20,346
Tax reduction credited to capital
  in excess of par value                    2,000         2,400          800
Deferred                                    2,686      (59,171)       11,921
                                          ----------------------------------
TOTAL                                     $54,754     $(30,220)      $33,067
                                          ==================================

The approximate tax effects of temporary differences at December 31, 1996 and 1995 were as follows:

                                                            1996       1995
                                                          ------------------
                                                             (In thousands)
Allowance for doubtful accounts                           $ 1,529     $2,319
Accrued expenses not currently deductible                   7,649      8,773
Deferred revenues                                           9,815      9,122
Other                                                        (232)     1,728
Net operating loss and credit carryforwards                 3,871      6,739
Deferred costs                                             (4,963)    (9,143)
Internally generated capitalized software                 (28,900)   (30,283)
Excess of tax over book depreciation
 and amortization                                          (3,185)    (4,419)
Purchased incomplete software technology                   61,500     66,305
Unrealized gain on investments                            (12,940)   (10,610)
                                                          -------------------
TOTAL                                                     $34,144    $40,531
                                                          ===================

The net operating loss and tax credit carryforwards have expiration dates ranging from 1997 through 2010.
5. Employee benefit programs
The Company and its subsidiaries have contributory savings plans covering substantially all employees, under which eligible participants may elect to contribute a specified percentage of their salaries, subject to certain limitations. The Company makes matching contributions, subject to certain limitations, and also makes discretionary contributions based upon the attainment of certain profit goals. Company contributions vest at the rate of 20% for each year of service. Contributions charged to operations under these plans approximated $10,074,000, $8,144,000 and $8,900,000 in 1996, 1995 and
1994, respectively.

6. Leases, other commitments and contingencies
Leases
Future minimum rental payments, as of December 31, 1996, on various operating leases for office facilities and equipment were due as follows:


Year                                   (In thousands)
-----------------------------------------------------
1997                                          $37,969
1998                                           31,245
1999                                           21,572
2000                                           16,845
2001                                           10,666
Thereafter                                     20,478
                                             --------
TOTAL                                        $138,775
                                             ========

Rent expense applicable to all operating leases was approximately $52,638,000, $51,144,000 and $45,854,000 in 1996, 1995 and 1994, respectively.
Other Commitments and Contingencies
The Company's trust administration subsidiaries had fiduciary responsibility for the administration of approximately $18 billion in trust funds as of December 31, 1996. With the exception of the trust account investments discussed in Note 1, such amounts are not included in the accompanying balance sheets.

The Company's securities processing subsidiaries are subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 1996, the aggregate net capital of such subsidiaries was $56,506,000, exceeding the net capital requirement by $46,150,000.

In the normal course of business, the Company and its subsidiaries are named as defendants in various lawsuits in which claims are asserted against the Company. In the opinion of management, the liabilities, if any, which may ultimately result from such lawsuits are not expected to have a material adverse effect on the financial statements of the Company.

7. Subsequent event
On September 30, 1997 the Company announced an agreement, subject to shareholder approval, to acquire all of the outstanding shares of Hanifen, Imhoff Holdings, Inc. for $97.2 million in cash and stock in a transaction to be accounted for as a purchase.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth, for the periods indicated, the relative percentage which certain items in the Company's consolidated statements of income bear to revenues and the percentage change in those items from period to period. The table is based upon the accompanying supplemental schedule which excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc.

                                               Percentage of Revenues               Period to Period Percentage
                                               Year Ended December 31,                 Increase (Decrease)
                                                                               1996 vs.                 1995 vs.
                                            1996        1995        1994         1995                     1994
                                            --------------------------------------------               -------------
Revenues                                    100.0%      100.0%      100.0%       14.3%                      21.1%
                                            ------------------------------
Cost of revenues:
Salaries, commissions and payroll
related costs                                44.9        45.7        47.1        12.5                       17.5
Data processing expenses, rentals
and telecommunication costs                  11.1        13.1        13.7        (3.2)                      16.0
Other operating costs                        18.6        18.3        19.4        16.2                       14.6
Depreciation and amortization of
equipment and improvements                    5.0         5.3         5.3         9.0                       20.0
Amortization of intangible assets             2.4         2.1         1.7        31.7                       46.9
Amortization (capitalization) of
internally generated software - net           0.4        (0.8)       (1.5)     (158.5)                     (33.5)
                                            ------------------------------
Total cost of revenues                       82.4        83.7        85.7        12.8                       18.2
                                            ==============================
Operating income                             17.6%       16.3%       14.3%       22.3                       37.9
                                            ==============================
Income before income taxes                   15.3%       13.9%       13.2%       26.0                       26.9
                                            ==============================
Net income                                    9.1%        8.3%        8.0%       25.1                       24.8
                                            ==============================

The following discussion is based upon the accompanying supplemental schedule which excludes certain charges to 1995 operations associated with the acquisition of Information Technology, Inc. aggregating $182.9 million.

Revenues increased $110,345,000 in 1996 and $133,807,000 in 1995. In both years, approximately 55% of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses as set forth in Note 2 to the financial statements and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases.

Cost of revenues increased $82,359,000 in 1996 and $99,292,000 in 1995. As a percentage of revenues, cost of revenues decreased 1.3% from 1995 to 1996 and 2.0% from 1994 to 1995. The make up of cost of revenues has been significantly affected in both years by business acquisitions and by changes in the mix of the Company's business as sales of software and related support activities and item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

A significant portion of the purchase price of the Company's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs increased $5,143,000 from 1995 to 1996 and $5,188,000 from 1994 to 1995. As a percentage of revenues, these costs also increased in both years.

Capitalization of internally generated computer software is stated net of amortization and decreased $3,217,000 in 1995 and $10,114,000 in 1996. Net software capitalized was more than offset by amortization in 1996 due to the accelerated amortization of software resulting from the planned consolidation of certain product lines.

Operating income increased $27,986,000 in 1996 and $34,515,000 in 1995. As a percentage of revenues, operating income increased 1.3% in 1996 and 2.0% in 1995.

The effective income tax rate was 41% in 1996, 40% in 1995 and 39% in 1994. The trend to higher income tax rates results from net increases in non-deductible permanent differences. The effective income tax rate for 1997 is expected to remain at 41%.

The Company's growth has been largely accomplished through the acquisition of entities engaged in businesses which are complementary to its operations. Management believes that a number of acquisition candidates are available which would further enhance its competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. The Company's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

Consolidated Statements of Income Supplemental Schedule
(unaudited)

Year ended December 31,                      1996     1995      1994
                                      (In thousands, except per share data)
Revenues                                   $879,449 $769,104  $635,297
                                           ----------------------------
Cost of revenues:
Salaries, commissions and payroll
  related costs                             394,932  351,180   298,997
Data processing expenses, rentals and
  telecommunication costs                    97,721  100,908    86,953
Other operating expenses                    164,003  141,100   123,086
Depreciation and amortization of
  property and equipment                     44,120   40,486    33,751
Amortization of intangible assets            21,391   16,248    11,060
Amortization (capitalization) of internally
  generated computer software - net           3,732   (6,382)   (9,599)
                                            ---------------------------
 Total                                      725,899  643,540   544,248
                                            ---------------------------
Operating income                            153,550  125,564    91,049
Interest expense - net                       19,088   18,822     6,951
                                            ---------------------------
Income before income taxes                  134,462  106,742    84,098
Income tax provision                         54,754   43,034    33,067
                                           ----------------------------
Net income                                  $79,708  $63,708   $51,031
                                           ============================
Net income per common and
  common equivalent share                     $1.53    $1.27     $1.08
                                           ============================
Shares used in computing net
  income per share                           52,046   50,298    47,364
                                           ============================

Note: Supplemental information provided for comparative purposes. 1995 excludes certain charges associated with the acquisition of Information Technology, Inc.

The following table sets forth certain financial highlights and pro forma information for 1996, 1995 and 1994.

Year Ended December 31,                                                   1996      1995     1994
-------------------------------------------------------------------------------------------------------
                                                                  (In thousands, except per share data)
Revenues                                                               $879,449   $769,104   $635,297
Net income (loss)                                                        79,708    (45,926)    51,031
-------------------------------------------------------------------------------------------------------
Net income (loss) per share                                               $1.53     $(0.91)     $1.08
-------------------------------------------------------------------------------------------------------
Net income as originally reported and before certain charges
  related to acquisition of Information Technology, Inc.                 61,684     49,771     37,664
-------------------------------------------------------------------------------------------------------
Net income per share as originally reported and before certain
  charges related to acquisition of Information Technology, Inc.          $1.34      $1.13      $0.95
-------------------------------------------------------------------------------------------------------

The charges related to the acquisition of Information Technology, Inc. (ITI) in 1995 are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.18 per share).

Liquidity and Capital Resources
The following table summarizes the Company's primary sources of funds:

                                                                 Year Ended December 31,
                                                               1996      1995       1994
                                                             -----------------------------
                                                                    (In thousands)
Cash provided by operating activities before changes in
  securities processing receivables and payables-net         $173,774  $107,037   $76,644
Securities processing receivables and payables-net             (3,660)   29,935   (39,954)
                                                             -----------------------------
Cash provided by operating activities                         170,114   136,972    36,690
Issuance of common stock-net                                    4,896       638     1,918
Decrease (increase) in investments                             16,831    10,254   (30,398)
Increase (decrease) in net borrowings                        (119,640)  180,644    63,341
                                                             -----------------------------
TOTAL                                                         $72,201  $328,508   $71,551
                                                             -----------------------------

The change in securities processing receivables and
  payables is funded primarily through changes in
  short-term obligations which were as follows                ($8,700) ($50,600)  $38,520
                                                             -----------------------------

The Company has applied a significant portion of its cash flow from operations and proceeds of its common stock offerings to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

The Company believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that the Company makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

Selected Financial Data

The following data, which has been materially affected by acquisitions, should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report.

                                                              Year Ended December 31,
                                        1996          1995            1994            1993         1992
                                    ----------------------------------------------------------------------
                                                     (In thousands, except per share data)
Revenues                             $  879,449    $  769,104      $  635,297      $  519,996   $  384,803
Income (loss) before income taxes       134,462       (76,146)         84,098          70,832       52,597
Income taxes (credit)                    54,754       (30,220)         33,067          27,107       19,603
Net income (loss)                        79,708       (45,926)         51,031          43,725       32,994
Net income (loss) per share               $1.53        $(0.91)          $1.08           $0.96        $0.82
                                    ----------------------------------------------------------------------

Total assets                         $2,698,979    $2,514,597      $2,204,832      $1,874,939   $1,480,253
Long-term debt                          272,864       383,416         150,599         124,624       78,683
Shareholders' equity                    605,898       514,866         425,389         370,740      211,611
                                    ----------------------------------------------------------------------

Note: The above information has been restated to recognize (1) 3-for-2 stock splits effective in May 1993 and June 1992 and (2) the acquisition in 1995 of Lincoln Holdings, Inc. and BHC Financial, Inc. in 1997 accounted for as poolings of interests.

QUARTERLY FINANCIAL INFORMATION (Unaudited)
                                                                Quarters
1996                                       First      Second      Third       Fourth     Total
                                                   (In thousands, except per share data)
                                        ---------------------------------------------------------
Revenues                                  $215,059   $217,516    $215,332    $231,542   $879,449
                                        ---------------------------------------------------------
Cost of revenues                           176,326    178,285     178,234     193,054    725,899
                                        ---------------------------------------------------------

Operating income                            38,733     39,231      37,098      38,488    153,550
                                        ---------------------------------------------------------

Income before income taxes                  33,078     34,155      32,804      34,425    134,462
                                        ---------------------------------------------------------

Income taxes                                13,445     13,957      13,335      14,017     54,754
                                        ---------------------------------------------------------

Net income                                 $19,633    $20,198     $19,469     $20,408    $79,708
                                        ---------------------------------------------------------
                                        ---------------------------------------------------------
Net income per share                         $0.38      $0.39       $0.37       $0.39      $1.53
                                        =========================================================


1995
                                        ---------------------------------------------------------
Revenues                                  $172,002   $189,742    $194,030    $213,330   $769,104
                                        ---------------------------------------------------------

Cost of revenues                           146,437    159,430     159,505     361,056    826,428
                                        ---------------------------------------------------------

Operating income                            25,565     30,312      34,525    (147,726)   (57,324)
                                        ---------------------------------------------------------

Income (loss) before income taxes           23,728     25,875      28,112    (153,861)   (76,146)
                                        ---------------------------------------------------------

Income taxes (credit)                        9,585     10,422      11,271     (61,498)   (30,220)
                                        ---------------------------------------------------------

Net income (loss)                          $14,143    $15,453     $16,841    $(92,363)  $(45,926)
                                        ---------------------------------------------------------
                                        ---------------------------------------------------------
Net income (loss) per share                  $0.30      $0.31       $0.32      $(1.77)    $(0.91)
                                        =========================================================

Market Price Information
The following information relates to the closing price of the Company's $.01 par value common stock, which is traded on the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol FISV.

                                                1996                     1995
----------------------------------------------------------------------------------------
Quarter Ended                              High       Low          High        Low
----------------------------------------------------------------------------------------
March 31                                  32         25 3/8       27 3/4      21
June 30                                   33 3/8     28 1/16      28 3/8      25 3/4
September 30                              38 11/16   28 5/8       31          25 1/2
December 31                               39 5/8     34           30 1/8      25 1/2

At December 31, 1996, the Company's common stock was held by approximately 30,000 shareholders of record or through nominee or street name accounts with brokers. The closing sale price for the Company's stock on January 17, 1997 was $37.00 per share.

The Company's present policy is to retain earnings to support future business opportunities, rather than to pay dividends.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The management of Fiserv, Inc. assumes responsibility for the integrity and objectivity of the information appearing in the 1996 Annual Report. This information was prepared in conformity with generally accepted accounting principles and necessarily reflects the best estimates and judgment of management.

To provide reasonable assurance that transactions authorized by management are recorded and reported properly and that assets are safeguarded, the Company maintains a system of internal controls. The concept of reasonable assurance implies that the cost of such a system is weighed against the benefits to be derived therefrom.

Deloitte & Touche LLP, certified public accountants, audit the financial statements of the Company in accordance with generally accepted auditing standards. Their audit includes a review of the internal control system, and improvements are made to the system based upon their recommendations.

The Audit Committee ensures that management and the independent auditors are properly discharging their financial reporting responsibilities. In performing this function, the Committee meets with management and the independent auditors throughout the year. Additional access to the Committee is provided to Deloitte & Touche LLP on an unrestricted basis, allowing discussion of audit results and opinions on the adequacy of internal accounting controls and the quality of financial reporting.




/s/ George D. Dalton

GEORGE D. DALTON
Chairman and Chief Executive Officer